RULE 12B-1 PLAN

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), this 12b-1 Plan (the "Plan") has been adopted for Advisor Class shares of Victoria 1522 Fund ( the "Fund") of Investment Managers Series Trust (the "Trust") by a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees") at a meeting called for the purpose of voting on this Plan.

1. Compensation. The Fund will pay to the principal underwriter (the “Distributor”) at the end of each calendar month a distribution services fee computed at the rate of 0.25% of the average daily net assets attributable to the Advisor Class shares of the Fund. The Distributor may compensate various financial service firms ("Firms") in accordance with the provisions of the Trust's Distribution Agreement for (the "Distribution Agreement") for sales of shares at the fee levels provided in the Fund's prospectus from time to time. The Distributor may pay other commissions, fees or concessions to financial services firms (“Firms”), and may pay them to others in its discretion, in such amounts as the Distributor may determine from time to time. The distribution services fee shall be based upon average daily net assets of the Fund attributable to Advisor Class shares and such fee shall be charged only to that Class. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth herein on the basis of the number of days that the Plan, and any agreement related to the Plan is in effect during the month and year, respectively.

2. Periodic Reporting. The Distributor shall prepare reports for the Trust's Board of Trustees (the "Board") on a quarterly basis showing amounts paid to the various Firms pursuant to this Plan, and any other related agreement, the purpose of such expenditure, and such other information as from time to time shall be reasonably requested by the Board.

3. Continuance. The Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

4. Termination. The Plan may be terminated at any time with respect to any share class without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of that class.

5. Amendment. The Plan may not be amended to materially increase the amount to be paid to the Distributor by the Fund for distribution services without the vote of a majority of the outstanding voting securities of that class. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

6. Selection of Non-Interested Trustees. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons.

7. Recordkeeping. The Trust will preserve copies of the Plan, the Distribution Agreement, and all reports made pursuant to Paragraph 2 above: (i) for a period of not less than six (6) years from the date of the Plan, the Distribution Agreement, or any such report and (ii) for the first two (2) years in an easily accessible place.

8. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of Advisor Class shares of the Fund and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder.

9. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

10. Severability; Separate Action. If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby. Action shall be taken separately for the Advisor Class shares as the Act or the rules thereunder so require.

Adopted: September 18, 2008